Exhibit 10.9

भारतीय गैर न्यायिक

एक सौ रुपये Rs. 100

रु. 100 ONE HUNDRED RUPEES

सत्यमेव जयते

भारत INDIA

INDIA NON JUDICIAL

తెలంగాణ तेलंगाना TELANGANA

BA 995508

Tran Id: 230817125153706460
Date: 17 AUG 2023, 12:53 PM
Purchased By:
DEEPAK KUMAR AGARWAL
S/o SHAM KUMAR
R/o HYD
For Whom
NEW CENTURY TRADING INDIA PVT LTD

S KIRAN KUMAR
LICENSED STAMP VENDOR
Lic. No. 1607027/1998
Ren.No. 1607007/2022
5-3-956 SUPER MARBLE,
OSMAN GUNJ ROADS, N S
ROAD, HYDERABAD
Ph 9390341713

LEASE DEED

This **LEASE DEED** ("**Deed**") is entered and executed on the date specified in **Part 1**of **Annexure 1**hereto.

BY AND BETWEEN

The **Owner** named in **Part 2(a)**of **Annexure 1**hereto (hereinafter referred to as the "**Owner**", which term shall, unless repugnant to the context or meaning thereof, mean and include as the context may so require, its/his successors in interest, partners, legal heirs, executors and permitted assigns) of the **FIRST PART**.

AND

SKILL PROMOTERS PRIVATE LIMITED, (formerly M/s Skill Promoters)[CIN No. U74110TG2015PTC100305], a company incorporated under the companies act, 2013 having its registered office at M.No. 8-2-592, Road No. 1, Banjara Hills, Hyderabad, Telangana - 500034 (hereinafter referred to as "**SPPL**", which term shall, unless repugnant to the context or meaning thereof, mean and include as the context may so require, its successors in interest and assigns) duly represented by its authorized representative Sh.________________who is empowered by SPPL to enter and execute the present lease deed (Authority Attached) of the **SECOND PART**;

AND

The **LESSEE** named in **Part 3**of **Annexure 1**hereto (hereinafter referred to as the "**LESSEE**", which term shall, unless repugnant to the context or meaning thereof, mean and include as the context may so require, its successors in interest and permitted assigns) of the **THIRDPART**.

Wherever the context so requires in this Deed, the Owner and SPPL shall collectively be referred to as "**Lessors**" and the Owner, SPPL and the Lessee are collectively referred to as "**PARTIES**" and individually as "**PARTY**".

SKILL PROMOTERS PVT. LTD. HYDERABAD

SKILL PROMOTERS PVT. LTD. HYDERABAD

NEW CENTURY TRADING (INDIA) PVT. LTD. MUMBAI

OWNER	SPPL	LESSEE

I. **WHEREAS:**

A. SPPL represents and warrants that as part of a mixed use real estate development, it has right to develop the Mall on a portion of the land admeasuring Ac 17-02 gts (69,010 sq. mtrs) in Survey No. 38, 39P, 40, 41, 42, 48, 49, 50, 51, 52 & 53 situated at Kothaguda Village, Serilingampally Mandal, R. R. District, Hyderabad, Telangana (the"Property");

B. SPPL has executed: (i) Development Agreement with Mr. B. Sarath Gopal and family dated 11.05.2009 and registered vide document no. 5740/2009 to an extent of 19,480.50 Sq. Yds (16,288 sq. mtrs.); and (ii) Construction Cum Development Agreement dated 30/07/2010 with M/s. Asian Infra Estates Private Limited (formerly M/s Asian Securities & Estates Private Limited), M/s Asian Dwellings Private Limited, Mr. NarayandasKishandas (acting in his own capacity and as Managing Director of M/s. Asian Infra Estates Pvt. Ltd, M/s. Asian Dwellings Pvt. Ltd. and as a land owner, being authorised in this regard) registered vide document no. 10653/2015 to an extent of 54,813 Sq. Yds. (45,830 sq. mtrs.); to *inter alia* develop the Mall on a portion of the Property, as part of the mixed use real estatedevelopment;

C. M/s Asian Dwellings Private Limited is the owner of 5143 sq. yds. (4,300 sq. mtrs.) land forming part of the Property and Mr. Syed Mohammed Aslam together with Mr. Sarath Gopal and family are the owners of 3,100 Sq. Yds. (2592 sq. mtrs.) land forming part of the Property. SPPL represents that the Mall is not constructed on the extent of land specified in this RecitalC;

D. SPPL through the land owners/General Power of Attorney of original owners have applied for joint permission for 17 Acres 2 Guntas or 69,010 Sq. Mts. vide file no. 76054/06/011/2012 for a mixed use development consisting of Mall (Block A), Commercial Building (Block B), Residential Flats (Block C), Residential Flats (Block D), Hotel (Block E) and Commercial Building (BlockF);

E. The parties thereto have secured Construction Permit No. 22275/HO/WZ/Cir-11/2013 dated 15/04/2013 for constructing the Mall (Block A) being a Multi-Storied Commercial Complex consisting of 4 (Four) Cellars/Basements for Parking + Ground Floor + 7 (Seven) Upper Floors for Shopping Mall &Multiplex with 7 (Seven) Screens in Block A with a Super Builtup Area of 19,27,000sft;

F. The parties thereto have also entered into an Area Allocation Deed dated 02/11/2015 registered vide document no. 479/BK IV/2015, allocating their respective shares in the Mall clearly defining each such parties entitled Built-up Area in the Mall (BlockA);

G. The Leased Premises falls in the share of the Owner, vide documents specified in**Part 2(b)**of **Annexure1**;

H. SPPL has developed the Mall on the Property as part of the aforementioned mixed use development. The Greater Hyderabad Municipal Corporation has issued the Occupancy Certificate for the Mall building vide no.1/C20/12461/2018 dated July 26,2018;

I. SPPL has retained with itself absolutely, the leasing rights of the Units in the Mall, the control and management of all Common areas, common facilities, signage space, parking facilities within the Mall (for tenants, lessees, occupants, visitors), the rights of admission to the Mall and framing the rules and regulations governing the Mall (including without limitation rules for Business Days and Business Hours of the Mall) in which none of the occupants/lessees of the Mall have any say or have any right to interfere with or object to the same as these are deemed essential for management, administration and over all ambience of the Mall and SPPL may at its discretion engage a Mall Manager to discharge the functions of control and management of the Mall and the right to lease all units / premises of the Mall and the right to levyandcollectapplicablecharges.SPPLhasenteredintoanagreementformanagementand

OWNER SPPL LESSEE

administration of the Leased Premises with the Owner, whereby SPPL has the irrevocable sole right/obligation to manage, administer and control the Leased Premises;

J. Any person or entity desirous of taking up on lease any Unit in the Mall for conduct of its business is required to adhere to the terms and conditions of management of the Mall as defined in the Lessee Handbook, and also to the regulations relating to parking, interior decorations and shop fit-outs, movement of staff, signage display, etc., prescribed by SPPL or the Mall Manager from time to time as part of its overall management of theMall;

K. The Lessee was on the search for retail space at Hyderabad for its business specified in **Part 6**of **Annexure 1**to be conducted under the name / brand name / trade name specified in **Part 7**of **Annexure 1**, and having gone through the zoning plans and specifications of the Mall and being satisfied with the level, quality and suitability thereof and being in need of use of such retail space to meet its business requirements, has approached the Lessors for Lease of the Leased Premises for its said business in the Mall;

L. As part of its overall trade mix and program for the use and operation of the Mall, SPPL are selecting lessees and users (as determined by SPPL at its sole discretion with a continuing right for SPPL to modify the same from time to time) to set up their outlets in theMall;

M. The Lessors have offered to Lease to the Lessee the Leased Premises in terms of this Deed for the Lease Term, in the manner and on the terms and conditions set out herein and in the Lessee Handbook, and the Lessee has accepted suchoffer;

N. SPPL and the Lessee have signed a term sheet on the date specified in **Part 4**of **Annexure 1**(**"Term Sheet"**) outlining the broad terms and conditions of the proposed Lease in respect of the Leased Premises;

O. The Lessors have agreed to Lease the Leased Premises to the Lessee and the Parties are now desirous of entering into this Deed to record the detailed terms of their understanding in writing, it being understood that the terms of this Deed shall supersede the terms of the TermSheet.

II. DEFINITIONS

The following words/phrases shall have the following meaning/s attributed to them, wherever used throughout this Deed:

A. **"ATHD"** (Actual Temporary Handover Date) means the date specified in **Part 18**of **Annexure 1**hereto and on which date the Lessee shall have deemed to have taken temporary access to the Leased Premises to only commence and carry out fit-out works in the Leased Premises and the grant of temporary access to enter and use the Leased Premises for the same purpose and it is not intended to nor shall it be construed as commencement of the Lease agreed to be granted herein or delivery of possession of the Leased Premises for any purposewhatsoever;

B. **"Business Commencement Date"** means the date on which the Lessee commences business at the LeasedPremises;

C. **"Business Days"** means 365 (Three Hundred Sixty Five) days of a calendar year or 366 (Three Hundred Sixty Six) days of a calendar year in case it is a leap year, subject to obtaining the necessary approvals and permissions in this behalf from the concerned authorities. Provided however that SPPL shall have the right to close/shut the Mall on any day by prior intimation (when possible) to the Lessee/ other lessees/ permitted users of the Mall, if it determines that it is in the best interest of the Lessee, lessees,permitted

OWNER SPPL LESSEE

users and patrons/visitors to do so, or if so instructed by any governmental / law enforcement authority;

D. **"Business Hours"** means Business Hours – Retail, Business Hours – F&B or Business Hours - Multiplex, as applicable;

E. **"Business Hours – Retail"** means the hours during which all Units in the Mall (except food and beverage Units and multiplex cinema) shall be open, which shall be from 10:00 AM to 10:00 PM on all days of the week or such other timings as may be determined by SPPL at its sole discretion, subject to obtaining the necessary approvals and permissions in this behalf from the concerned authorities. The right to take the final decision on the business hours of the Mall shall be exclusively that of SPPL and a decision will be takenintheoverallinterestoftheMallandallitsusersandpatronsinaccordancewithapplicablelaw;

F. **"Business Hours – F&B"** means the hours during which all food and beverage Units in the Mall (including counters in the Food Court) shall be open, which shall be from 10:00 AM to 11:00 PM on all days of the week, or such other timings as may be determined by SPPL at its sole discretion, subject to obtaining the necessary approvals and permissions in this behalf from the concerned authorities. The right to take the final decision on the business hours of the Mall shall be exclusively that of SPPL and a decision will be takenintheoverallinterestoftheMallandallitsusersandpatronsinaccordancewithapplicablelaw;

G. **"Business Hours – Multiplex"** means the hours during which the multiplex cinema halls in the Mall shall be open, which shall be from 10:00 AM to 1:00 AM on all days of the week or such other timings as may be determined by SPPL at its sole discretion, subject to obtaining the necessary approvals and permissions in this behalf from the concerned authorities. The right to take the final decision on the business hours of the Mall shall be exclusively that of SPPL and a decision will be taken in the overall interest of the Mall and all its users and patrons in accordance with applicablelaw;

H. **"Business Revenue"** shall have the meaning ascribed to the term in ClauseFF;

I. **"Common areas"** means those portions of the Mall building/s and open areas not actually leased/leasable to a lessee or any user or for its own use, and intended for the common or joint use and benefit of patrons, users, and lessees of the Mall, their officers, employees, agents, visitors and others and shall include but not be limited to all: entrances and exits, lobbies, atriums, galleries, passages, corridors, lifts, escalators, lift and escalator lobbies, toilets, restrooms, baby-care, first-aid areas, common staircases, staircase lobbies, indoor and outdoor open areas (landscapes, water bodies, and otherwise), terraces, courtyards, pedestrian walkways, pavements, access roads, driveways, service roads, loading bays, parking areas, Mall service/engineering areas, service yards, plant rooms, underground water tanks and pump room, fan rooms, electric sub-station, standby generator room, guard rooms, area for diesel or any other fuel storage tank, building services/maintenance area, lift machine rooms, overhead water tanks, shafts for plumbing, fire services, electrical, heating, ventilating and air-conditioning (HVAC), standby generator sets, sewage treatment plant, fire hydrant, and any other Mall services. Mere grant of any lease, license, permission or authorization by SPPL or the Mall Manager from time to time under any arrangement to any persons to conduct their promotional campaigns or any other activities in the Common areas or any portion thereof, whether for consideration or otherwise, shall not be construed as such areas not being Common areas for purposes of thisDeed;

J. **"Delay Interest Rate"** means the rate of interest payable by one PARTY to the other under this Deed in the event of any delay as provided in this Deed, being 18% (Eighteen Percent) per annum, during the entire period of such delay (including both the date of commencement of delay and date of payment) for which such interest isapplicable;

K. **"Dispute"** means any dispute or difference between the PARTIES arising out of or relating to thisDeed;

OWNER SPPL LESSEE

L. **"Due Date"** means (i) a day not later than the 7th (Seventh) day of a month for which Rent is due and payable (whether respective invoices for the same have been received by the Lessee or not); (ii) the 7[th](Seventh) day from the date of invoices sent to the Lessee in respect of the Utility Charges; (iii) the day on which liquidated damages are payable under this Deed, and (iv) any day as mentioned in this Deed, whether expressly or otherwise, for payment of any arrears inRent/dues/charges;

M. <INTENTIONALLY LEFTBLANK>

N. **"Financial Year"** means the period commencing from April 1 of a year up to March 31 of the succeeding year (both days inclusive) or such other period as may be determined by the Government of India. In the event of such revision, all references to Financial Year in this Deed shall deemed to be such revised Financial Year and related references in this Deed shall be construedaccordingly;

O. **"Fit-out Period"** means the period specified in **Part 8**of **Annexure 1**hereto, available to the Lessee to commence and complete its fit-out works inside the Leased Premises, for which no Rent is payable in termshereof;

P. **"Force Majeure"** event means fire, other causality or accident, strike, war, violence, riots, civil unrest, terrorism, any law or regulation of any government or statutory authority, natural calamities like floods and earthquakes, any act of God or any act or condition whatsoever beyond the reasonable control of a PARTY (not due to any act, neglect or default of such PARTY) whereby the performance by such PARTY, of anyofitsobligationsunderthisDeedisprevented,restrictedorinterferedwithbyreasonofsuchevent;

Q. **"IFRSD"** means the interest free refundable security deposit as specified in **Part 15**of **Annexure 1**hereto to be maintained with Owner by the Lessee during the duration of the Lease Term, and any renewal thereof, and as may be enhanced from time to time in accordance with thisDeed;

R. **"Lease"** means lease of the Leased Premises agreed to be granted on the terms and conditions mentioned in thisDeed;

S. **"Lease Deed"** means this Lease Deed including all annexures hereto including the Lessee Handbook, as amended from time to time in accordance with itsterms;

T. **"Lease Commencement Date"** or **"LCD"** means the date specified in **Part 9**of **Annexure 1 hereto** on which date the Lease of the Leased Premises shall commence in terms hereof and also the date on which the possession of the Leased Premises shall be handed over to theLessee;

U. **"Lease Term"** means the period of Lease as specified in **Part 11**of **Annexure 1**hereto;

V. **"Leased Premises"** is the premises being the unit/s in the Mall specified in **Part 5**of **Annexure 1**and marked in the drawings/plans attached hereto as **Annexure 3**, offered to be leased by the Lessors to the Lessee in terms of thisDeed;

W. **"Lessee Handbook"** means the handbook of the terms and conditions applicable to all lessees / users operating in the Mall under any arrangement whatsoever, which provides the Lessee with the criteria and guidelines necessary to be followed by the Lessee in respect of the Lease of the Leased Premises (including for the interior/fit-out design of the Leased Premises) annexed as **Annexure 2**hereto, as may be amended from time to time. The Lessee Handbook forms a part and parcel of thisDeed;

X. **"Lock-In Period"** means the period specified in **Part 12**of **Annexure 1**during which neither of the PARTIES shall be entitled to terminate the Lease for any reason whatsoever, except on the specific conditions provided for in this Deed;

OWNER SPPL LESSEE

Y. **"Mall"** or **"the Mall"** means the shopping mall called **"Sarath City Capital Mall"** of Class "A" construction quality, developed and constructed on the Property, having approximately 18,50,000 SFT (Eighteen Lakhs Fifty Thousand square feet) of Total Leasable Area and 4,500 (Four Thousand Five Hundred) parking spaces, together with all facilities and amenities thereon comprising of, but not limited to, department stores / shops / multiplex cinema theatre / beauty salons / restaurants / cafes / food court with multiple counters / pubs / lounges / bars / gaming centres / arcades / ATMs / entertainment zones and all other facilities as may be provided from time to time for the use of SPPL, Owner, other owners of Units, the Lessee, other lessees and users, patrons, consumers and other visitors subject however to the right of SPPL to modify the trade mix and program for the use and operation of the Mall from time to time at its sole discretion. It is clarified that any development that may be carried out in the Property, other than the Mall, shall not be construed as part of the Mall for the purposes of thisDeed;

Z. **"Mall Manager"** means an in-house or third party mall management company or agency that may be engaged by SPPL for operating and managing the Mall under the overall supervision, direction and control ofSPPL;

AA. **"MG"** shall mean a monthly minimum guaranteed Rent payable by the Lessee to the Owner at the rate specified in **Part 13(a)**of **Annexure 1**, as enhanced from time to time;

BB. **"Notice of Dispute"** means any notice(s) served by one PARTY on the other PARTY(IES) stating the nature of theDispute;

CC. **"Project Architect"** means the architect/s appointed by SPPL for designing the Mall from time to time;

DD. **"Rent"**meanstherentpayableforeachmonthoftheLeaseTerminaccordancewithClause3ofthis Deedand**Part13**of**Annexure1**,tobepaidbytheLesseetotheOwnerontheapplicableDueDatesin consideration of the grant to the Lessee of the Lease of the Leased Premises in terms of this Deed;

EE. **"Rent Commencement Date"** means the date specified in **Part 10**of **Annexure 1**hereto on which Rent in respect of the Leased Premises shallcommence;

FF. **"Revenue Share"** shall mean a 11% (Percentage) share of the Business Revenue at the rate specified in **Part13(b)** of **Annexure 1**, calculated for each calendar month (or part thereof) in accordance with this Deed.

Business Revenue shall mean (but not be limited to) all the consideration accruing (whether received or not) to the Lessee and all the licensees, concessionaires, franchisees and sub-lessees of the Lessee (including shop-in-shop counters if permitted under this Deed) and any third party operating from the Leased Premises (if permitted under this Deed) from all business of whatsoever nature conducted on or from the Leased Premises and whether such business be for cash or credit or partly for cash and partly on credit and whether by way of sale or exchange or commission or redemption of gift vouchers or otherwise, of goods, wares, merchandise and services (including financial services) performed, together with the amount of all orders (including but not limited to mail, internet and telephone orders) fulfilled or delivered from the Leased Premises, irrespective of where delivery is effected, and all sales completed by delivery at the Leased Premises or elsewhere, and all sales made by means of vending devices in the Leased Premises. The Business Revenue shall be computed for each calendar month (or part thereof). Without prejudice to the generality of the foregoing portion of this clause:

(i) If one or more departments/divisions of the business that may be carried out at/from the Leased Premises is sublet by the Lessee (if expressly permitted under this Deed) or is conducted by any person, firm, company or entity other than the Lessee (if expressly permitted under this Deed), including an entity in which the Lessee has an interest, then the gross revenue of such departments/divisions are to be included in the Business Revenue and considered inthe same

OWNER SPPL LESSEE

manner and with the same effect as if the business of such departments/divisions had been conducted by the Lessee itself;

(ii) The Business Revenue shall not include any amounts collected from customers and paid out by the Lessee to any statutory authority in respect of any taxes, levies or cess, including goods and service tax (hereinafter referred to as "**GST**"), value added tax (hereinafter referred to as "VAT"), sales tax, service tax, entertainment tax or any other similar levy of a like nature; For the purpose of clarity, in case the Lessee has overpaid any taxes, levies, cess, etc. and the same is subsequently refunded to the Lessee, such refunded amount shall be deemed to be included in the Business Revenue of the year in which such refund isreceived;

(iii) The Business Revenue shall include any and all consideration received by the Lessee from any advertisement or publicity or promotions (vide hoardings, billboards, promotional displays, events, glow signs, banners, standees or in any other manner whatsoever) of any brand or merchandise in the Leased Premises (including but not limited to the internal walls and the shop-front glazing/window) from any third party including but not limited to manufacturers / wholesalers / distributors of any merchandise sold/traded by theLessee;

(iv) The Business Revenue shall not include discounts/rebates given to customers and sales of merchandise for which payment is received but subsequently refunded by the Lessee to the customer;

(v) The sales consideration for merchandise returned by any customer for exchange shall be deducted from the Business Revenue, and the sales consideration for merchandise delivered to the customer in exchange shall be included in the BusinessRevenue;

(vi) Sale of gift vouchers from the Leased Premises shall be excluded but the value of gift vouchers redeemed at the Leased Premises shall be included in the BusinessRevenue;

(vii) The Business Revenue shall not include any refund in respect of any goods returned to shippers, manufacturers or wholesalers nor any sales of fixtures or fittings which do not form part of the Lessee's normal stock in trade;and

(viii) Every sale concluded on an installment or credit basis shall be deemed as a sale at full selling price in the month during which the sale is concluded irrespective of any arrangements between the Lessee and the purchasers regarding the time of payment and irrespective of the actual receipt of such payment;

GG. "**SFT**" or "**sft**" means square foot or squarefeet;

HH. "**Total Leasable Area**" or "**TLA**" means the UCA of the Leased Premises plus loading for covered common areas like lobbies, corridors, atrium/s, common elevators, common escalators, common toilets, staff facilities, shafts, services areas, wall thicknesses, etc., as mentioned in **Part 5**of **Annexure 1**. The TLA as specifiedin**Part5**of**Annexure1**shallbefinalandbindingonthePARTIESforthepurposeofthis Deed;

II. "**Unit**" means any portion/s of the Mall that is intended to be leased / authorized by SPPL and any other owners of units of the Mall (if applicable) to be occupied/used by any lessee / any other user / person under any arrangement whatsoever for operating their business or providing theirservices;

JJ. "**Unit Carpet Area**" or "**UCA**" means and includes the total area within the perimeter walls of the Leased Premises,includingcolumns, cut-outs,staircases,elevators/escalators,toiletsandliftshaftstherein;

KK. "**UtilityCharges**"meanstheelectricitycharges,back-uppowercharges,HVACcharges,watercharges(if

OWNER SPPL LESSEE

applicable) and gas charges (if applicable) payable by the Lessee to SPPL in accordance with this Deed.

III. INTERPRETATION

In this Deed unless otherwise specified:

A. The index and headings are for ease of reference only and shall not be taken into account in construing thisDeed.

B. References to this Deed or any other document or any legislation shall be construed as references to this Deedorthatotherdocumentasamended,varied,novated, supplementedorreplacedfromtimetotime.

C. References to any recital, Clause, paragraph or annexure are to those contained in this Deed and all annexures to this Deed are an integral part of thisDeed.

D. The expression "this Clause" shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (not merely the sub-clause, paragraph or other provision) in which the expressionoccurs.

E. References to a Party mean a party to this Deed including that Party's successors in title and interest and assigns or transferees permitted in accordance with the terms of thisDeed.

F. References to any gender shall include the others; and words in the singular include the plural and vice versa.

G. Any reference to "writing" includes printing, typing and other means of reproducing words in visible form. All approvals or consents to be granted by Parties to this Deed shall be deemed to be approvals or consents in writing granted by duly authorised representatives of suchParties.

H. The terms "include" and "including" shall mean "include/including withoutlimitation".

I. Any payment, which is to be made on a day, which is not a Business Day shall be made on the next Business Day of the same month (if there is one) or the preceding Business Day in the same month (if there isnot).

J. The PARTIES have participated jointly in the negotiation and drafting of this Deed. Accordingly in the event an ambiguity or a question of intent or interpretation arises, this Deed shall be construed as if drafted jointly by the PARTIES and no presumption or burden of proof shall arise favouring or disfavouring any PARTY by virtue of the authorship of any provisions of thisDeed.

K. The words "hereof", "herein" and "hereunder" and words of like import used in this Deed shall refer to this Deed as a whole and not to any particular provision of thisDeed.

L. Any capitalized terms used in any Annexures, Clauses or Exhibits but not otherwise defined therein, shall have the meaning as defined in thisDeed.

M. The rights and obligations of the PARTIES in respect of the Lease of the Leased Premises shall be interpreted, acted upon, and governed in accordance with the terms and conditions of this Deed in supersession of all previous term sheets, agreements and understandings between any ofthe PARTIES.

N. All references to 'consent of the Lessors' shall be deemed to refer to sole consent of the SPPL granted in writing on behalf of the Owner / Lessors. The Owner hereby irrevocably appoints SPPL as its attorneyand

OWNER SPPL LESSEE

grants the right and authorisation to SPPL, to solely take all decisions, actions and grant all consents which are required to be taken/granted by the Owner / Lessors hereunder and all such decisions, actions and consents taken/granted by SPPL shall be deemed to be granted/taken by the Owner / Lessors hereunder. The foregoing power of attorney is given for valuable consideration with power of appointment, is coupled with an interest and is irrevocable, and shall be binding on the Owner and Lessee as to all third parties, and is effective without any further action ordocuments.

IV. NOW THIS DEED WITNESSETH ASFOLLOWS:

1. LEASE

(a) In consideration of the mutual covenants contained herein and the Rent and other amounts negotiated and agreed to be paid by the Lessee to the Lessors as specified in this Deed, the Owner hereby agrees to grant to the Lessee and the Lessee hereby agrees to accept from the Owner, Lease of the Leased Premises by executing this Deed in accordance with the termshereof.

(b) The Leased Premises shall be deployed and used by the Lessee solely for the purpose specified in **Part 6**of**Annexure 1**and only in the name / brand name / trade name specified in **Part 7**of **Annexure 1**. The Lessee is not allowed to change the category of products/merchandise/items sold or services rendered at/fromtheLeasedPremisesorcarryoutanyotherlineofactivityorprovideotherservices/facilities /amenities, etc., from the Leased Premises which is/are different from what is specifically agreed by the PARTIES and recorded in **Part 6**of **Annexure 1**and shall ensure that it does not conduct any other business or business in any other name / brand name / trade name from the Leased Premises which is/are different from what is specifically agreed by the PARTIES and recorded in **Part 7**of **Annexure 1**. The Parties have agreed to the same after keeping in mind the kind of usage envisaged for the entire Mall to provide an end customer a good zoning and judicious blend of shopping, dining, leisure and entertainment.

(c) The Lessee does not have any exclusive right to sell products / merchandise / items or supply services/facilities/amenities of any type and character in the Mall and it is agreed and understood that SPPL shall have the right at any time to lease or authorize use of any space wherever situated in the Mall to lessees / users / any third party under any arrangement whatsoever for selling products /merchandise / items or offering services/facilities/amenities being same as or similar to that to be sold / provided by the Lessee.

(d) On the grant of Lease of the Leased Premises being complete in terms hereof, the occupation, entry and use by the Lessee of the Leased Premises constitutes only a lease arrangement for the Lease Term subject to the terms and conditions set out herein and does not purport to nor shall it be construed as transfer of any right, title, or interest of any other nature whatsoever in favour of the Lessee in, over or upon the Leased Premises, Mall or Property.

(e) The Lessee hereby acknowledges that the Leased Premises are leased to the Lessee on an "as is where is basis" and on SPPL providing temporary access to the Leased Premises to the Lessee on ATHD, SPPL shall be deemed to have complied with its obligations under Clause 8.3 of this Deed. Any further works required by the Lessee in respect of the Leased Premises shall be subject to the prior written approval of SPPL and the cost of such works shall be payable by the Lessee. The Lessee shall notify SPPL in writing within 3 (Three) days of the ATHD, of any defects in the Leased Premises, failing which the Lessee shall be deemed to have acknowledged that the Leased Premises were received in good order and repair and the Lessee shall have no claim against the Lessors for any defect, whether patent or latent, which may subsequently be foundtherein.

(f) The Lessee acknowledges and declares that no promise, representation, guarantee, warrantyor

OWNER SPPL LESSEE

undertaking has been given by or on behalf of the Lessors in respect of the suitability of the Leased Premises or of the Mall for any business to be carried on therein and that the Lessee shall be solely responsible for the performance of its business at the Mall. The Lessee acknowledges that, before entering into this Deed, the Lessee has verified the suitability of the Mall and the size and location of the Leased Premises to conduct its business, and after being satisfied with the same, has entered into this Deed and shall have no claim against the Lessors or its leasing agents, licensing agents, managers or the Mall Manager in this regard on any groundwhatsoever.

2. FIT-OUT WORKS AND LEASE COMMENCEMENT

(a) The Lessee shall submit to SPPL the detailed drawings (including plans, sections, elevations and computer-generated 3D images) of the interior/fit-out works and electrical installations that the Lessee proposes to carry out in the Leased Premises ensuring that the design/drawings are compliant with the Lessee Handbook (including Clause 2.1 thereof), and the Tenant Design Manual. In case of any objections/suggestions by SPPL, the Lessee shall discuss the same with SPPL and arrive at a mutually satisfactory solution. In the event of a difference between the Lessee and SPPL in that regard, the decision of the Project Architect shall be final and binding on both PARTIES. Notwithstanding anything to the contrary contained elsewhere, SPPL shall only be obliged to provide temporary access to the Leased Premises to the Lessee on the ATHD for the interior/fit-out works only on the detailed drawings of such work being approved by SPPL. For the purpose of this Deed, the term 'Tenant Design Manual' shall mean the document to be provided by SPPL to the Lessee setting out the guidelines for the design and execution of fit-out works in the Leased Premises as may be amended by SPPL from time to time, at its sole discretion. The Tenant Design Manual shall be binding on the Lessee while carrying out the fit-out works and any subsequent renovations/alterations thereto at the Leased Premises as permitted under thisDeed.

(b) The Lessee acknowledges that granting of temporary access to the Leased Premises for the purpose of carrying out fit-out works at the Leased Premises by the Lessee on the ATHD shall not be construed as commencement of the Lease agreed to be granted herein or delivery of possession of the Leased Premises for any purposewhatsoever.

(c) The Lessee shall be entitled during the Fit-out Period to commence and complete its fit-out works in strict compliance with the provisions of the Lessee Handbook and regulations relating to mechanical, electrical, plumbing, fire fighting and other services. No delay in carrying out and completing any fit-out or other works in or at the Leased Premises, whether caused by any governmental and/or statutory authorities or otherwise, shall be a ground for postponing the Rent Commencement Date or relieve in any way the Lessee from the performance and observance of the covenants, conditions, stipulations or terms contained in this Deed on its part to be performed andobserved.

(d) Subject to the terms of this Deed, the Lease shall commence on the Lease Commencement Date and shall be valid for the period of the Lease Term. This Deed shall operate as an agreement to lease until the Lease Commencement Date. Subject to the terms of this Deed, the Lessee shall be put in exclusive physical possession of the Leased Premises on the Lease CommencementDate.

(e) For the purpose of clarity, in case the Lease Commencement Date occurs before the Rent Commencement Date, Utility Charges and other dues (except Rent) shall be payable by the Lessee with effect from the Lease Commencement Date. In the event that the Lessee does not commence its business from the Leased Premises by the Rent Commencement Date, the Rent shall be payable with effect from the Rent Commencement Date; and without prejudice to the other rights of the Lessors in this Deed,insuchevent,theRentfortheperiodinwhichtheLesseedoesnotcarryonbusinessshallbethe MG rent.

SKILL PROMOTERS PVT. LTD. HYDERABAD

OWNER

SKILL PROMOTERS PVT. LTD. HYDERABAD

SPPL

NEW CENTURY TRADING (INDIA) PVT. LTD. MUMBAI

LESSEE

(f) The Lessee understands and acknowledges that it is absolutely imperative for the PARTIES as well as all other occupants of the Mall, that the occupancy of the Mall is important to maximize returns for all PARTIES including other occupants of the Mall and hence the Lessee shall ensure that it commences business operations from the Leased Premises by the Rent CommencementDate.

(g) This Lease Deed shall be duly registered by the PARTIES with the jurisdictional sub-registrar before the Lease Commencement Date. Further, the Lessee shall not be entitled to commence business from the Leased Premises, if the Lessee has not paid IFRSD in full to the Owner in accordance with this Deed and/or has not registered this Deed with the jurisdictional sub-registrar as required herein and the same shall be without prejudice to the liability of the Lessee to pay Rent, Utility Charges and other dues as stated in this Deed.

3. RENT

1. The PARTIES agree that in consideration of the grant of Lease of the Leased Premises, the Lessee shall pay the Rent as set out in this Clause 3 to theOwner.

2. The Rent payable by the Lessee to the Owner shall be asfollows

(a) The monthly Rent payable by the Lessee to the Owner shall be the greater of either: (i) MG (calculated at the rate determined in **Part 13(a)**of **Annexure 1**as escalated in the manner provided in **Part 14**of **Annexure 1**); or (ii) the **RevShare**(calculated at the rate determined in**Part 13(b)**of **Annexure 1**); plus applicable taxes and levies; PROVIDED THAT at no point in time can the resultant monthly Rent be less than the MG plus periodic escalations thereon in terms of this Deed accumulated todate.

(b) Since the Rent payable in terms of Clause 3.2(a) above is determinable only at the end of each calendar month (or part thereof), the Lessee shall make payment of the applicable MG in advance on or before the Due Date for every calendar month (or part thereof) of the Lease Term, as provisional payment towards Rent for themonth.

(c) On or before three (3) days following the end of each calendar month (or part thereof), the Lessee shall deliver to SPPL an unaudited monthly statement (duly signed and certified by an authorized signatory of the Lessee and in the format and manner specified by SPPL in writing) of the Business Revenue and **RevShare**for such calendar month. If such unaudited monthly statement reflects an amount of **RevShare**for the calendar month (or part thereof) that exceeds the MG already paid by the Lessee to the Owner in terms of this Deed for the said calendar month (hereinafter referred to as "**Shortfall Rent**"), the Lessee shall pay to the Owner such Shortfall Rent on or before 7 (Seven) days following the end of such calendar month (or part thereof).

(d) Within 2 (Two) months following the end of each Financial Year (and any partial Financial Year if the Rent Commencement Date is after the first day of April) or within 2 (Two) months of the expiry/termination of the Lease, as the case maybe, the Lessee shall deliver to SPPL an audited statement (certified as being correct by the Lessee's statutory auditors and in the format and manner specified by SPPL in writing) of the Business Revenue and the **RevShare**for each calendar month of the Financial Year. Upon reconciliation with such audited statement or based on Lessee's Business Revenue and the **RevShare**determined in accordance with sub-clause (e) below, as the case may be: (i) if the amount of Rent payable for any calendar month of the Financial Year (or partial Financial Year, as the case maybe), exceeds theamount already paid

OWNER SPPL LESSEE

towards Rent for such month by the Lessee to the Owner during such Financial Year (or partial Financial Year, as the case maybe), the Lessee shall pay to the Owner such shortfall in Rent, together with such audited statements or prior to the expiry of the aforesaid period for submission of audited statements, whichever is earlier; and (ii) if the amount of Rent payable for any calendar month of the Financial Year (or partial Financial Year, as the case maybe), is less than the amount already paid towards Rent for such month (PROVIDED THAT the Rent for any month shall not be less than the MG plus periodic escalations thereon in terms of this Deed accumulated to date) by the Lessee during such Financial Year (or partial Financial Year, as the case maybe), the Owner shall refund to the Lessee such excess amount already paid by the Lessee to the Owner towards Rent, within 15 (Fifteen) days from the acceptance of such audited statements by the Owner. Notwithstanding anything to the contrary contained elsewhere in this Deed and without prejudice to the other rights of the Owner under this Deed, in the event of expiry/termination of the Lease the Owner shall be entitled to retain 25% (Twenty Five Percent) of the IFRSD without interest, until the date of full settlement of accounts between the PARTIES in accordance with thisClause.

(e) In the event the Lessee fails to provide to SPPL the un audited statements or the audited statements as required above in sub-clause (c) or sub-clause (d) above, as applicable, without prejudice to any other rights and remedies available to the Lessors under this Deed or under applicable law, SPPL or its auditors shall be entitled determine the Lessee's Business Revenue and consequently the **RevShare**for the relevant period based on such factors as they may, in their sole discretion, deem fair and reasonable and such determination shall be final and binding on the Lessee and the Lessee shall pay the shortfall in Rent, if any, to the Owner forthwith upon demand thereto by SPPL.

3. TheRentshallbedueandpayablefromtheRentCommencementDatespecifiedin**Part10**of**Annexure**The MG shall stand enhanced periodically as specified in **Part 14**of **Annexure 1**.

4. Subject to Clause 6.4, all Rent, Utility Charges and other payments due including without limitation GST, service tax and other levies, cesses or charges, as applicable, shall be payable without any prior demand therefor and without any set-off or deduction whatsoever whether or not such Rent or other payment is in dispute ornot.

5. Notwithstanding anything to the contrary contained elsewhere, in no event shall the Rent payable by the Lessee pursuant to this Deed be less than an amount equal to the MG plus periodic escalations thereon as set out in **Part 14**of **Annexure 1**accumulated over the LeaseTerm.

6. All payment of amounts due from the Lessee under this Deed shall be payable through Cheque payable at par at Hyderabad or by electronic transfer payable to the account/s notified by SPPL in writing from time totime.

7. To enable SPPL to ascertain or verify the amount of Business Revenue and the **RevShare**for any period, the Lessee undertakes to prepare, and to keep all original records for 3 (Three) years which SPPL and its agents shall be entitled to inspect at any time and make copies thereof on demand irrespective of the period in question, showing inventories and receipt of merchandise at the Leased Premises, and daily records of all sales and other transactions on or from the Leased Premises by the Lessee. Without derogating from the foregoing, the Lessee shall record all receipts from sales or other transactions (whether in cash or on credit), and keep all returns (including but not limited to those for statutory levies) relating directly or indirectly to the Business Revenue and **RevShare**, including the following original sales records, as applicable (in hard copy or electronicform):

(a) copies of all invoices, bills and salesmemos;

OWNER SPPL LESSEE

(b) records of all mail, internet and telephoneorders;

(c) settlement report sheets or other records of transactions with permitted sub-lessees, vending machine operators, concessionaires and lessees of theLessee;

(d) the original records showing that merchandise returned by customers was purchased at the Leased Premises by such customers and the memorandum receipts or other records of merchandise taken out onapproval;

(e) all such other sales records which would normally be examined by a chartered accountant in performing an audit of the Lessee's sales and/or as required for inspection by any statutory authority;and

(f) all of the records specified in sub-paras (a) to (e) above of this Clause 3.7 of every sub-lessee, concessionaire and lessee of the Lessee permitted in termshereof.

8. SPPL shall have the right to install footfall counters (or similar devices) at all entrances of the Leased Premises. SPPL shall also have the right to depute its cashier, internal auditor or other representative inside the Leased Premises for the sole purpose of inspection andobservation.

The Lessee agrees to provide SPPL a daily sales report (hereinafter referred to as **"Daily Report"**) (in the form and manner as specified from time to time by SPPL) showing in reasonably accurate detail the Business Revenue data report, along with bill number, date, time of transaction, gross amount, net amount and discounts, for each day, by transferring to the Information Technology platform of SPPL through automatic file/data transfer on real time and online basis at its own cost. If for any reason the Lessee fails to automatically transfer Daily Report, without prejudice to any other rights available to SPPL under this Deed or under Law, the Lessee shall provide the Daily Report duly certified by an authorized signatory of the Lessee, on or before 2:00 p.m. of the next day, toSPPL.

In order to facilitate this mechanism, the Lessee undertakes to:

(a) permit SPPL to connect the Lessee's automated billing system or machines (whether computer or server or point of sale system [hereinafter referred to as **"POS"**] or any other machines or technology) to its own server/system/computer in order to get accurate real time data about the BusinessRevenue.

(b) make adequate provision for connecting Lessee's automated billing system or machines to SPPL's server/system/computer and not refuse or deny such connection on any groundwhatsoever.

(c) install, at its' own cost, and use a POS that is capable of generating Daily Report and upgrade its POS (if required) and install such technology and connecting software to effectively implement the Daily Report process and accurately produce data (including sales data) as may be required by SPPL.

(d) give its irrevocable consent to SPPL to appoint an Enterprise Resource Planning (**"ERP"**) support consultant or a software consultant to implement the process of tracking accurate sales data through a free and uninterrupted real-time connectivity from the Lessee's POS or itsservers.

(e) allowing SPPL to install, through its ERP support consultant or software consultant, a software in collaboration with the Lessee's software or ERP or POS provider such that the POS shall be capable of sending on a remote basis, the Daily Report toSPPL.

OWNER SPPL LESSEE

(f) not to interfere with or otherwise take steps to, in any manner, alter its system or interface so as to impact the sanctity or distort the accuracy ofdata.

(g) render all assistance and give all cooperation to SPPL and its consultants to achieve the objectives of this Clause3.9.

9. SPPL shall at any time, on 7 (Seven) days prior notice to the Lessee, be entitled to conduct an audit of the Lessee's monthly or annual Business Revenue statements either by itself or by auditors appointed by SPPL. The Lessee shall give SPPL and its auditors all such information, documentation and explanations as they may require. Such audit shall be limited to the determination of the Business Revenue and shall be conducted during normal Business Hours at the Leased Premises, or such other place as may facilitate the audit. If it is determined as a result of such audit that there has been a deficiency in the payment of Rent due and payable in terms of this Deed (**"Deficit Rent Payable"**), then such Deficit Rent Payable shall immediately become due and payable to the Owner. Should the deficit in Business Revenue be 2.50% (Two point five zero Percent) or more than the Business Revenue declared by the Lessee in terms of this Deed, the Lessee shallpay:

(a) SPPL, the costs incurred for the audit by SPPL at actuals;and

(b) the Owner, an amount equal to 2 (Two) times the Deficit Rent Payable as and by way of liquidateddamages.

10. Should SPPL or its auditors for any reason whatsoever, including any delay / failure of the Lessee to furnish any records and /or the loss of any records by the Lessee, be unable to verify the Business Revenue at any time, SPPL's auditors shall be entitled to estimate the Lessee's Business Revenue and consequently the **RevShare**for the period based on such factors as they may, in their sole discretion, deem fair and reasonable and the Lessee shall be bound by their decision as final. Notwithstanding any dispute between the PARTIES in respect of the Business Revenue, the Lessee shall continue to pay the Rent until resolution of thedispute.

11. The Lessors shall be entitled to disclose the Business Revenue to any third person or entity should it be necessaryforthepurposesofraisingfinanceorintheeventofthepossibilityofasaleofaninterestinthe Mall or any sale of ownership interest by the Owner or SPPL (or its holding company) or other similar event.

4. OPERATIONS

4.1 SPPL shall have the right to operate the Mall by itself or nominate any third party agency or entity as the Mall Manager for the same. The Lessee agrees that SPPL shall have the exclusive authority to appoint any Mall Manager or operating agency at its sole discretion, from time to time and the Lessee shall not be entitled to challenge any such appointment in any mannerwhatsoever.

5. ELECTRICITY, HVAC &WATER

1. SPPL covenants that it shall obtain sufficient power supply from TSSPDCL (Telangana State Southern Power Distribution Company Limited or its successor) for the Mall including supply to the Leased Premises. SPPL further covenants that it shall provide an operational electric power load as specified in**<u>Part 20</u>**of **<u>Annexure 1</u>**for use of the Lessee at the Leased Premises. The day-to-day electricity consumption charges in respect of the Leased Premises shall be metered by dual source energy meters (whichwillmeterthemainpowersupplyandDGback-uppowersupplyseparately)providedforinthis

OWNER SPPL LESSEE

regard and such electricity consumption charges shall be borne and paid for by the Lessee to SPPL at actuals, along with the taxes thereon. In case of power supply from TSSPDCL, the rates charged by TSSPDCL plus costs towards transmission and distribution losses, at actuals shall be applicable. In addition, the demand charges or any other charges levied by TSSPDCL shall be borne and paid for by the Lessee on a pro rata basis, based on the electric power load sanctioned for the Leased Premises, as specified in **Part 20**of **Annexure 1**. The Lessee will not, without the consent of SPPL, install any electrical fixtures equipment or appliances or any apparatus, whether for illuminating the Leased Premises or otherwise which would cause the allowable limit of maximum demand stipulated for the Leased Premises in **Part 20** of **Annexure 1**hereto to be exceeded. In the event the allowable limit is exceeded in practice, SPPL reserves the right to charge the Lessee twice the normal charges that the Lessee would be otherwise required to pay for the consumption of electricity within the Leased Premises. Such right is without prejudice to the right of SPPL to discontinue, after a notice period of 2 (Two) days, power supply to the Leased Premises in case of continued default and such other remedies as may be available toSPPL.

2. SPPL shall provide back-up power supply at the Mall. Back-up power shall be supplied to the Leased Premises upon the main power being shut off either due to a power cut or outage or load shedding or technical failure or for any other reason whatsoever. The day-to-day back-up power consumption charges of the Leased Premises shall be metered by dual source energy meters (which will meter the main power supply and DG back-up power supply separately) and the charges for the back-up power shall be borne and paid for by the Lessee to SPPL at actuals, in addition to the electricity consumption charges payable as per Clause 5.1, based on input and other costs including without limitation the followingcosts: (a) cost of fuel consumed; (b) maintenance and repair charges of equipments; (c) cost of manpower for DG sets; (d) cost of insurance; (e) depreciation on equipments; and (f) other input costs for running and maintaining the DG sets. Such back-up power charges may be revised by SPPL from time to time and all such revisions by SPPL shall be binding on theLessee.

3. Subject to Clause 9.2 of this Deed, SPPL shall provide a common HVAC (air-conditioning) system to the Mall, including provision of the same to the Leased Premises in accordance with Clause 8.3(e) of this Deed so as to maintain the temperature of chilled water delivered at the Leased Premises at 6.5° ± 1° C. Provided however, it shall be the responsibility of the Lessee to make provision for the low side distribution of HVAC within the Leased Premises. For providing HVAC facility as stated above, the Lessee shall bear and pay the HVAC charges for the Leased Premises, on a pro rata basis (on the basis of the UCA of the Leased Premises to the total occupied UCA of the Mall) of the actual costs incurred on operating the HVAC system, in addition to the electricity charges and back-up power charges, based on input and other costs including without limitation the following costs: (a) power charges; (b) maintenance and repair charges of equipments; (c) cost of manpower for HVAC system; (d) cost of insurance; (e) depreciation on equipments; and (f) other input costs of running and maintaining the HVAC system and all such revisions by SPPL shall be binding on the Lessee. Such HVAC charges may be revised by SPPL from time to time and all such revisions by SPPL shall be binding on the Lessee. For the purpose of this Deed, "low side distribution of HVAC" shall mean all equipment, fixtures and fittings as may be required (including but not limited to internal ceiling mounted or floor mounted AHU or CSU or CMU or FCU and ducting) to generate and distribute chilled air throughout the Leased Premises. The chilled water supply will be provided to the Leased Premises during Business Hoursonly.

4. There shall be no obligation on SPPL to provide independent water supply to the Leased Premises unless specifically agreed with the Lessee in writing. Water and washroom / toilet facility shall be provided at different locations within the Mall, for common use of the Lessee, all users, customers and visitors of the Mall.

5. In case water is supplied to the Leased Premises, water charges, where applicable, will be as per the tariff levied by the appropriate authority/supplier plus costs, atactuals.

OWNER SPPL LESSEE

6. Gas, where applicable, will be supplied to the Leased Premises only as per scheme designated by SPPL (gas bank/individual cylinders/piped gas) from time to time and charged at the rates of the vendor/s selected by SPPL for this purpose. The Lessee shall procure / purchase gas only from the vendor/s designated by SPPL for supply of gas. In the event, SPPL does not have any designated vendor/s for supply of gas, the Lessee shall be authorised to source gas from its ownvendor.

7. Utility Charges shall be billed monthly and paid by the Lessee in the manner specified by SPPL from time to time, within 7 (Seven) days of the respective invoice being raised by SPPL or the MallManager.

8. SPPL shall ensure that adequate temporary power (as requested by the Lessee) is supplied at the Leased Premises during the Fit-out Period and such electricity consumption charges shall be borne and paid for by the Lessee to SPPL atactuals.

6. TAXES &OUTGOINGS

1. The Owner shall bear and pay all current and future municipal taxes and cess in respect of the Leased Premises, directly to the concerned authorities, presently Greater Hyderabad MunicipalCorporation.

2. GST, Service Tax or other current or future taxes and levies, cesses or charges, payable on Rent, MG, Utility Charges and any other amounts payable by the Lessee under / in relation to this Deed shall be borne solely by the Lessee and no deductions shall be made from the amounts due to Lessors hereunder. This shall be without prejudice to the liability of the Lessee to pay Rent, MG, Utility Charges and any other amounts payable by the Lessee in accordance with thisDeed.

3. Other than any taxes or levies on the Property and the Mall building/s, in the event of any other new taxes, levies, cess, outgoings and charges payable on / in relation to the transaction contemplated in this Deed after the date of this Deed, such new taxes, levies, cess, outgoings and charges shall be borne exclusively by the Lessee. This shall be without prejudice to the liability of the Lessee to pay Rent, MG, Utility Charges and any other amounts in accordance with thisDeed.

4. The Rent and any other amounts paid by the Lessee under this Deed shall be subject to deduction of tax at source (if applicable as per statutory rules) at the prescribed rates and the Lessee shall issue the Tax Deduction at Source certificate on time and in the manner mandated under the applicable law for the time being inforce.

5. The Lessee shall pay and discharge all rates, taxes, duties, cesses, levies and charges whatsoever whether imposed by the local bodies or the State/Central Government which are now, or may hereafter be, imposed upon or payable in respect of the business carried on by the Lessee at the Leased Premises and payable by the occupier and maintain all bills, that are issuedthereof.

6. Each of the Parties shall be responsible for complying with their respective obligations under The Central Goods and Services Act, 2017 and any rules and regulations framed thereunder on a timelybasis.

7. SECURITYDEPOSITS

1. As a security for the due discharge of all its obligations under this Deed, the Lessee agrees to keep deposited with the Owner, the IFRSD amount as specified in **Part 15**of **Annexure 1**, during the duration of the Lease Term, and any renewal thereof or as may be enhanced from time to time in accordance with Clause 7.2. This IFRSD may be appropriated by the Lessors against any amounts (including interest and damages) which may be owed to the Lessors at any time under / in relation to this Lease or any other liability of whatsoever nature for which the Lessee is responsible. In the case of such appropriation of any portionofIFRSD,theLesseeshallpayforthwithondemandtoOwnertheamountnecessarytorestore

OWNER SPPL LESSEE

the IFRSD to its original sum.

2. The Lessee has to maintain an IFRSD equivalent to the number of months' MG specified in **Part 15**of**Annexure 1**at all times, i.e., if there is an enhancement in the MG payable, either during the Lease Term or on renewal of the Lease, the Lessee shall pay/deposit the additional amounts to/with the Owner within 15 (Fifteen) days of such enhancement, in order to maintain the IFRSD equivalent to the same number of months' MG as specified in **Part 15**of **Annexure 1**at alltimes.

3. The IFRSD shall be paid as specified in **Part 16**of **Annexure1**.

4. The Lessee shall not be entitled to deduct or set off against the IFRSD any Rent or any other amount payable by it, under any circumstances whatsoever, including when there is a Dispute and whether or not the Lessors are performing their obligations in terms of thisLease.

5. Subject to Clause 3.2(d), the IFRSD shall be refunded by the Owner to the Lessee, simultaneously with the handover of vacant possession of the Leased Premises to the Lessors, and removing itself and all its belongings, employees, staff, materials and agents (including those of its permitted concessionaires, sub-lessees and other persons who are authorized by the Lessee to operate their business from the Leased Premises) in a manner that the Lessors are in sole and uninterrupted peaceful occupation and enjoyment of the Leased Premises and further ensuring that the Leased Premises is in good and tenantable condition on the date of handover of possession of the Leased Premises to the Lessors and removal of all its men and materials as stated above, normal wear and tear excepted, subject to deductions, if any, of arrears in Rent, Utility Charges and/or costs towards restoration of the Leased Premises to the original condition (subject to reasonable wear and tear), together with any interest payable and deductions, if any, towards pre-mature termination of the Lease within the agreed Lock-in Period or towards any un-served notice period, and such other amounts that may be payable by the Lessee pursuant to the Lease and remaining outstanding as on the date of such expiry or earlier terminationthereof.

8. COVENANTS, REPRESENTATIONS, RIGHTS & OBLIGATIONS OF THE LESSOR

1. Title to Property: The Owner covenants that it is the sole and absolute owner in possession of the Leased Premises as on date of execution of this Deed. The Owner has the absolute and unrestricted right to execute this Deed; and that to the best of its knowledge, on and from the date of execution of this Deed none else shall have any right, title, interest or share therein, and that on and from the date of execution of this Deed, the Leased Premises is free from all encumbrances (except such charges, mortgage/s etc. created by the Owner and/or SPPL as security for due repayment of facilities availed by the Owner and/or SPPL from bank/s / financial institution/s), attachments, contracts, laws, Court or acquisition proceedings or charges of any kind, which prohibit grant of theLease.

2. Construction: SPPL has constructed the Mall in accordance with all necessary permissions, approvals, sanctions, no-objection certificates etc. from all governmental, statutory or other authorities or bodies as applicable.

3. SPPL's Scope of Work to be completed before ATHD: To enable the Lessee to have temporary access to the Leased Premises on the ATHD, SPPL shall complete the followingwork:

   (a) All smooth plastered partition walls between the Leased Premises and the adjoining Units and ceiling finished in RCC form for the LeasedPremises;

   (b) RCC Floor inside the Leased Premises at a level of minimum of about 40 mm below the finished floor level of the common corridor of theMall;

OWNER SPPL LESSEE

(c) Main electrical cable terminated at a single point within the Leased Premises as per project design with isolator switch and dual energy sub-meter (which may be located in the panel room), of sufficient capacity to supply the Electric Power Load specified in **Part 20**of **Annexure1**;

(d) (i) Water pipe grid for sprinklers connected to the main header of the fire fighting system; and (ii) cable layout for smoke detectors connected to the main panels of the fire fighting system; within the Leased Premises in accordance with applicable fire safetynorms;

(e) Chilled Water supply header at one point in the Leased Premises and fixed drain point for AHUs as per the projectdesign;

(f) The telephone cable and high-speed internet cable at a single point within the Leased Premises, with 3m additional lengths, shall be provided before the Lease CommencementDate.

4. Peaceful Possession: The Lessee, on paying the Rent, Utility Charges and all other charges payable under this Deed, and observing and performing the covenants, conditions and stipulations contained in this Deed including the Lessee Handbook, shall have unimpeded use, peaceful enjoyment and occupation of the Leased Premises in terms hereof during the duration of the Lease at all times without any let, obstruction, eviction, interruption and / or disturbance, claim and demand whatsoever by the Lessors or any person or persons lawfully or equitably claiming by, from, under or in trust for them, excepting when such peaceful use is hindered due to any act or omission of theLessee.

5. Inspection of Leased Premises & repair work at the Leased Premises:

(a) SPPL and/or the Mall Manager or their duly authorised agents or representatives shall be entitled to enter the Leased Premises during Business Hours, provided that they shall not disturb, interrupt or interfere with the business being conducted in the Leased Premises, in order to view, survey and examine the state and condition of the Leased Premises or for the purpose of carrying out any repairs or maintenance as may be required or for the purpose of causing inspection of the same by prospective buyers or lessees, subject to providing the Lessee at least 24 (Twenty Four) hours prior notice in writing of its intention to so enter the Leased Premises. No such notice shall be required in case of emergencies like fire, flood, natural calamities, accidents, securing human life, theft, robbery, civil unrest or the like, leakage of systems, emergency maintenance of systems, breakage of glass or any other condition causing immediate threat to the Mall or the Leased Premises or human life orproperty.

(b) SPPL and/or the Mall Manager may serve upon the Lessee a notice in writing of any defect for the repair of which the Lessee may be responsible hereunder, requiring the Lessee to repair the same within 7 (Seven) days or such other period as may be approved by SPPL in writing; such repair shall be made under the supervision and to the satisfaction of SPPL and the Mall Manager and in default of the Lessee in doing so, it shall be lawful for SPPL or the Mall Manager to execute the required repairs and for that purpose the Mall Manager and/or its architects, contractors, workmen and agents may enter upon the whole or any part of the Leased Premises and remain there for the purpose of carrying out, erecting or effecting any such repair; and the expenses and costs of carrying out such repair shall be payable by the Lessee to SPPL on demand. This shall be without prejudice to the other rights and remedies of the Lessors under thisDeed.

6. Common areas: The PARTIES agree that SPPL and the Mall Manager shall be entitled to use the Common areas of the Mall as it deems fit, including without limitation for events, functions, exhibitions, displays, conducting promotional activities, etc, as may be deemed fit by SPPL or the Mall Manager, without blocking the access to the Leased Premises and the Lessee shall not object to the same. SPPL shall be entitled to retain and appropriate for itself any and all revenue(including parking charges) generated out

SKILL PROMOTERS PVT. LTD. HYDERABAD

OWNER

SKILL PROMOTERS PVT. LTD. HYDERABAD

SPPL

NEW CENTURY TRADING (INDIA) PVT LTD MUMBAI

LESSEE

of the use of such Common areas of the Mall and the same shall not be deductible from any amounts payable by the Lessee under this Deed. Without derogating from the generality of the foregoing, SPPL shall have the right to construct, maintain and operate lighting, parking or any other facilities on the Common areas, to police the Common areas, from time to time change the area level, location and arrangements of parking areas and other facilities on the Common areas, to allow any person the exclusive use of a portion or portions of the Common areas from time to time, to convert any portion or portions of the Common areas to lettable space and/or to alter the Common areas in any manner that SPPL, in its sole discretion, may deem fit. SPPL shall have the right from time to time to make, amend or add to reasonable rules and regulations governing the Common areas, any joint facilities which may exist in or around the Mall buildings, the air conditioning plant and generally the use of joint, common and open areas surrounding the Mall situated on the Property and the Lessee shall observe the said rules and regulations, as if they were terms and conditions of this Lease, and shall require its sub-tenants, concessionaires, suppliers, officers, agents, employees and independent contractors to also observe the said rules and regulations and to use its best endeavours to cause its customers and invitees to observe the said rules andregulations.

7. Intellectual Property: The ownership and all other rights in respect of the trademark/s, trade name/s, copyright/s and/or any other intellectual property right/s of the Lessee (referred to herein as "**Lessee's Intellectual Property**") shall at all times belong exclusively to the Lessee, whether during the term of this Deed or after the termination of this Deed, and the Lessors shall not be entitled to any right or interest in the Lessee's Intellectual Property or to the use thereof in any manner whatsoever, other than as permitted in this Clause. SPPL shall be entitled to use the name / brand name and logo of the Lessee for promotional purpose of the Mall or in referring to the Lessee as a bonafide proposed user or user of the Mall or as a customer of SPPL, and the Lessee shall not be entitled for any consideration/charges/fee towards the usage of thesame.

8. Repairs of Common areas, etc., of the Mall: SPPL shall carry out all major repairs and maintain in good condition, the roof and walls of the Common areas of the Mall, and be responsible for repairs relating to leakage of roof, structural damage to walls, bursting of water pipes or defective sewerage system in the Mall, other than the Leased Premises, provided such defects or damage is not caused due to any act or negligence of the Lessee. The Owner shall carry out all major repairs and maintain in good condition, the roof and walls of the Leased Premises, and be responsible for repairs relating to leakage of roof, structural damage to walls, bursting of water pipes or defective sewerage system in the Leased Premises, provided such defects or damage is not caused due to any act or negligence of theLessee.

9 COVENANTS AND OBLIGATIONS OF THELESSEE

1. Payments: The Lessee shall be bound to pay to the Owner punctually and regularly the Rent and other charges and amounts payable to the Lessors from time to time in terms hereof. The Lessee shall be bound to pay to SPPL punctually and regularly the Utility Charges and other charges and amounts payable to SPPL from time to time in termshereof.

2. Fit-out, renovation, etc.: It is a condition of the Lease that the shop front, signage and shop fit-out must be in terms of the Lessee Handbook and Tenant Design Manual. The Lessee's work shall include, inter alia, and without limiting the generality thereof, the provision of new: shop front, floor finishes, fixtures, fittings, signage, ceilings and decorations for the Leased Premises, including electrical/telecom/data cabling within the Leased Premises, fire sprinkler system to connect to the Mall's main fire sprinkler system, smoke detectors, AHU/CSU, low-side ducting & diffusers, flooring, wall finishing & painting, false ceiling (if part of Lessee's design scheme), fixtures, fittings, furnishings and signage. The Lessee shall submit the necessary drawings and specifications for the Lessee's work, to be prepared in accordance with the Lessee Handbook and Tenant Design Manual by qualified designers and conforming to good designandengineeringpractice.SPPLshallalsohavetherighttosuggestchangestosuchdrawingsand

SKILL PROMOTERS PVT. LTD. HYDERABAD

SKILL PROMOTERS PVT. LTD. HYDERABAD

NEW CENTURY TRADING (INDIA) PVT. LTD. MUMBAI

OWNER SPPL LESSEE

specifications. In the event of a dispute between the Lessee and SPPL in this regard, the decision of SPPL shall be final and binding on the Lessee. The Lessee's work will be executed by and at the sole cost of the Lessee and will be completed by the Lessee no later than the Rent Commencement Date. e. All the regulations and obligations specified in this Clause and **Annexure 2**, applicable before and during the Fit-out Period shall *mutatis mutandis* be applicable to the Lessee, in case of periodic renovations and any other renovations or modifications of the shop fit-out works as well. The Lessee shall take prior written permission from the Mall Manager for any renovations or modifications work to be carried out in the Leased Premises and shall carry out such works only during non Business Hours. It is clarified that the Lessee shall pay the Rent and all other charges as applicable in terms of this Deed during the period of such renovation and shall not be entitled for any remission, whatsoever.

3. Modifications to the approved shop fittings: The Lessee shall not be entitled to carry out any changes or amendments to the shop fittings, etc., after the issue of the Completion Certificate by SPPL or the Project Architect in accordance with the Lessee Handbook, unless such proposed change or amendments to the shop fittings, etc., has been approved by SPPL in writing. SPPL shall also have the right to suggest changes to such proposed changes or amendments to the shop fittings, etc. During such period, the Lessee shall continue to pay the Rent, Utility Charges and all other charges payable in accordance with this Deed. In the event of a dispute between the Lessee and SPPL in this regard, the decision of SPPL will be final and binding on the Lessee. The Lessee shall not make or permit to be made any alterations or additions to the Leased Premises or any part thereof or to the fixtures, fittings and decorations therein, if any; and in particular and without limiting the generality of the foregoing, not to make or permit any such alterations or additions that will prevent the full and unrestricted use and benefit of the air-conditioning system to any other part of the Mall without having first obtained the written consent of SPPL and in the event of such consent being given, to carry out at the Lessee's own expense, such alterations or additions with such materials and in such manner and at such time as shall be designated by SPPL and upon the lapse of the said time or any renewal thereof, if directed by SPPL, the Lessee at its own cost shall remove all such alterations or additions, in such manner and at such time as shall be designated by SPPL, whether addition or alteration was made or effected or carried out by the Lessee or by any previous Lessees, so as to restore the Leased Premises to their original state and condition at the expense of theLessee.

4. Handover of possession: The Lessee shall forthwith cease using the Leased Premises, and remove itself and all its materials, belongings, employees, staff and agents (including those of its permitted concessionaires and other persons who are authorized by the Lessee to operate their business from the Leased Premises) and hand over to the Lessors, promptly on the date of expiry or earlier termination of the Lease, the complete, vacant and peaceful possession of the Leased Premises, in good and tenantable condition, normal wear and tearexcepted.

5. Sub-lease, Sub-licensing andAssignment:

(a) The Lessee shall be permitted to assign, sub-let the lease premises to any third party or to its franchise for operating the store under the name and style of Homes to Life , by entering into the separate sub-lease deed, whose details shall be provided by Lessee to Lessor.

(b) The Lessee shall not create or attempt or purport to create any rights or interest or obligation of whatsoever nature in favour of any third parties (including a Bank or other financial institution) in or to or in relation to or concerning the Leased Premises or any part.

OWNER SPPL LESSEE

ANNEXURE 1

Part	Head	Details	Reference
1	Date of Deed	25th Day of Oct 2023.	Title Clause
2	Name of the Owner, constitution and address	(a) SkillPromotersPvt.Ltd.,acompanyincorporatedunderthelawsofIndiaand having its registered office at M.No. 8-2-592, Road No.1, Banjara Hills, Hyderabad, Telangana 500034 and represented herein by its Authorized Signatory,Mr. M. G. Ali duly authorised by the Board of Directors in their meetingheld ________ (b) AreaAllocationDeeddated02-Nov-2015registeredvidedocumentno. 479/BKIV/2015	Title Clause and Recital G
3	Name of the Lessee, constitution and registered address	New Century Trading India Pvt Ltd a company incorporated under the companies The Centrium,Phoneix Market City, Lal Bahadur Shastri Rd, Patelwadi.Kurla,Mumbai, Maharashtra 400070and represented herein by its Authorized Signatory Mr. VARUN KANT Duly authorized by the Board of Directors in their meeting held on 25th NOV 2022	Title Clause
4	Term Sheet Dated	07-June-2023	Recital N
5	Leased Premises	Unit No.2F-111-112 on the Second Floor measuring 4,905.60SFT (Four Thousand Nine Hundred and Sixpoint six zero Square Feet) of Total Leasable Area.	Clauses V and HH of Definitions
6	Business of Lessee to be carried out at Leased Premises	Home Decor& Furniture	Recital K &Clause 1.2 of Deed & Clauses 3.2, 3.37 and 6.1(d) of LesseeHandbook
7	Name under which business is conducted in the Leased Premises	Homestolife	Recital K and Clause 1.2 of Deed and Clause 3.3(a) of Lessee Handbook
8	Fit-out Period	60 Days	Clause O of Definitions

SKILL PROMOTERS PVT. LTD. HYDERABAD

Owner

SKILL PROMOTERS PVT. LTD. HYDERABAD

SPPL

NEW CENTURY TRADING (INDIA) PVT. LTD. MUMBAI

Lessee

<table>
<tr><th>Part</th><th>Head</th><th colspan="3">Details</th><th>Reference</th></tr>
<tr><td>9</td><td>Lease Commencement Date</td><td colspan="3">Either: (a) the Business Commencement Date; or (b) the Rent Commencement Date; whichever is earlier.</td><td>Clause T of Definitions</td></tr>
<tr><td>10</td><td>Rent Commencement Date</td><td colspan="3">30-08-2023 or start of operations whichever is earlier</td><td>Clause EE of Definitions and Clause 3.3 of Deed</td></tr>
<tr><td>11</td><td>Lease Term</td><td colspan="3">6 (Six) Years reckoned from the Lease Commencement Date.</td><td>Clause U of Definitions & Clause 10.1 of Deed</td></tr>
<tr><td>12</td><td>Lock-in period</td><td colspan="3">24 (Months)from the Lease Commencement Date</td><td>Clause X of Definitions</td></tr>
<tr><td rowspan="6">13</td><td rowspan="6">Rent</td><td colspan="3">(a) MG as per the following table:</td><td rowspan="6">Clauses AA, DD and FF of Definitions and Clauses 3.2(a) of Deed.</td></tr>
<tr><td>Period</td><td>MG (Rs/SFT of TLA/Month)</td><td>MG Amount (Rs. Per Month)</td></tr>
<tr><td>MG rent for Year-1 and Year-2 from Lease commencement date onwards.</td><td>110/-</td><td>5,39,616/-</td></tr>
<tr><td>MG rent for Year-3 and Year-4 from lease commencement date onwards</td><td>121/-</td><td>5,93,577/-</td></tr>
<tr><td>MG rent for Year-5 and Year-6 from lease commencement date onwards</td><td>133.10/-</td><td>6,52,935.36/-</td></tr>
<tr><td colspan="3">(b) Rev Share of 11% or MG rent whichever is Higher Approx Sale Per Annum 50,00,000/-</td></tr>
<tr><td>14</td><td>Escalation in Rent</td><td colspan="3">As mentioned in part 13 (a) above</td><td>Clauses 3.2(a), 3.3 and 3.5 of Deed and Part 13 of Annexure 1</td></tr>
<tr><td>16</td><td>IFRSD</td><td colspan="3">An Lumsum amount of ' Rent deposit to be maintained at all times. At the commencement of Lease, IFRSD will be Rs.32,37,696/- (Rupees Thirty Two Lakhs Thirty Seven Thousand Six Hundred and Ninety Six Only), to be enhanced in the manner specified in the Deed.</td><td>Clause Q of Definitions and Clauses 7.1 and 7.2 of Deed</td></tr>
<tr><td>17</td><td>Details of payment of IFRSD</td><td colspan="3">(a) Rs.16,18,848/- (Rupee's SixteenLakh'sEighteen Thousand Eight Hundred and Forty Eight) at the time of term sheet signing Rs.Rs.16,18,848/- (Rupee's Sixteen Lakh's Eighteen Thousand Eight Hundred and Forty Eight)to be cleared at the time of lease deed singing or before store opening all in advance stage.</td><td>Clause 7.3 of Deed</td></tr>
</table>

SKILL PROMOTERS PVT. LTD. HYDERABAD — Owner

SKILL PROMOTERS PVT. LTD. HYDERABAD — SPPL

NEW CENTURY TRADING (INDIA) PVT. LTD. MUMBAI — Lessee

Part	Head	Details	Reference
19	Address for Notice	**To Lessor:** Skill Promoters Pvt. Ltd., Level 6, City Center Mall, No.8-2-592, Road No.1, Banjara Hills, Hyderabad 500034. Email: **To the Lessee:** New Century Trading India Pvt Ltd, The Centrium,Phoneix Market City, Lal Bahadur Shastri Rd, Patelwadi.Kurla, Mumbai, Maharashtra 400070	Clause 15 of Deed
20	ATHD	To be decided	Clause A of Definitions
21	Early Termination Notice	6 (Six) Months	Clause 10.3(d) of Deed
22	Electric Power Load	6.0 watts per SFT of UCA (including power for the AHUs/CSUs/FCUs in the Leased Premises)	Clauses 5.1 and 8.3(c) of Deed

SKILL PROMOTERS PVT. LTD. HYDERABAD

Owner

SKILL PROMOTERS PVT. LTD. HYDERABAD

SPPL

NEW CENTURY TRADING (INDIA) PVT. LTD. MUMBAI

Lessee